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                                                                   Exhibit (p-1)

                              PACIFIC CAPITAL FUNDS

                                 Code of Ethics
                                 --------------

         1.       Purposes
                  --------

                  This Code of Ethics (the "Code") has been adopted in accordance with Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the "1940 Act"). Rule 17j-1 generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by associated persons of such companies. The purpose of this Code of Ethics is to provide regulations and procedures consistent with the 1940 Act and Rule 17j-1 designed to give effect to the general prohibitions set forth in Rule 17j-1(a) as follows:

         (a) It shall be unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired, as defined in this section, by such registered investment company --

                  (1) To employ any device, scheme or artifice to defraud such registered investment company;

                  (2) To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                  (3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

                  (4) To engage in any manipulative practice with respect to such registered investment company.

         Also, each Access Person has a duty to act in the best interest of the Fund. In addition to the various laws and regulations covering the Fund's activities, it is clearly in the Fund's best interest to avoid potential conflicts of interest or even the appearance of such conflict with respect to the conduct of Access Persons. While it is not possible to anticipate all instances of potential conflict, the standard is clear.



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         2.       General Principles
                  ------------------

                  We believe it is appropriate to restate and periodically distribute the Fund's Code to all Access Persons. As a general principle, it is imperative that Access Persons avoid any situation that might comprise, or call into question, their exercise of fully independent judgment in the interests of shareholders. If you have any doubt as to the propriety of any activity, you should consult the Review Officer.

                  While it is not possible to specifically define and prescribe rules regarding all possible cases in which conflicts might arise, this code is designed to set forth the Fund's policy regarding conduct in those situations in which conflicts are most likely to develop. As you consider the more detailed portions of the Code below, you should keep in mind the following fundamental fiduciary principles that govern personal investment activities:

                  A. The interests of the shareholders must come first. In any decision relating to your personal investments, you must scrupulously avoid serving your own interests ahead of those of the shareholders.

                  B. Personal investment should comport with both the letter and the spirit of this Code, and should avoid any actual or potential conflicts of interest.

                  C. Access Persons should not take inappropriate advantage of their position.

         3.       Definitions

                  (a) "Fund" means Pacific Capital Funds or any series thereof.

                  (b) "Access Person" means any director, officer or Advisory Person of the Fund, including any person fitting within the category of Investment Personnel.

                  (c) "Advisory Person" means (i) any employee of the Fund or of any company in a Control relationship to the Fund, who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Security.

                  (d) A Security is "being considered for purchase or sale" when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

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                  (e)      "Beneficial ownership" shall be interpreted with
                           reference to the definition contained in the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, as such provision may be interpreted by the Securities and Exchange Commission. (See Appendix I attached.)

                  (f) "Control" shall have the meaning set forth in Section 2(a)(9) of the 1940 Act.

                  (g) "Disinterested Trustee" means a trustee of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

                  (h) "Investment Personnel" means those Access Persons who have the responsibility and authority to make investment decisions affecting the Fund or who assist in the process of making such decisions (e.g., by providing information and advice with respect to, or by executing, such decisions). Investment Personnel includes, but is not limited to, portfolio managers, securities analysts and traders.

                  (i) "Manager" means the investment adviser or sub-adviser, if any, of the Fund.

                  (j) "Personal Securities Transaction" means (i) transactions in Securities for your own account, including IRAs, or (ii) transactions in Securities for an account in which you have indirect beneficial ownership, unless you have no direct or indirect influence or control over the account. Accounts involving family (including husband, wife, minor children or other dependent relatives) and accounts in which you have a beneficial interest (such as a trust of which you are an income or principal beneficiary) are included within the meaning of "indirect beneficial ownership."

                  (k) "Purchase or sale of a Security" includes, among other things, the writing of an option to purchase or sell a Security, the conversion of a convertible Security and the exercise of a warrant for the purchase of a Security.

                  (l) "Review Officer" means the officer of the Fund designated from time-to-time by the Fund to receive and review reports of purchases and sales by Access Persons.

                  (m)      "Security" shall have the meaning set forth in
                           Section 2(a)(36) of the 1940 Act and shall include shares of the Fund, except that it shall not include shares of other registered open-end investment companies, securities issued or guaranteed as to principal and interest by the Government of the United States, short term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the 1940 Act, bankers' acceptances, bank certificates of deposit, commercial paper and


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                           such high quality short term debt instruments
                           (including repurchase agreements) as may be designated by the Board of Trustees of the Fund.

                  (n) "Security held or to be acquired" by the Fund means any Security which, within the most recent 15 days,
                           (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund or the Manager for purchase by the Fund.

         4.       Restrictions and Procedures on Personal Securities
                  --------------------------------------------------
                  Transactions
                  ------------

                  (a) Prohibited Purchases and Sales: Except as otherwise provided in Section 5 hereof.

                           (1) No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:

                                    (i)      is being considered for purchase or
                                             sale by the Fund; or

                                    (ii)     is being purchased or sold by the
                                             Fund.

                           (2) No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Fund) any information regarding any Securities transaction by the Fund or consideration by the Fund or the Manager of any such Securities transaction.

                           (3) No Access Person shall recommend any Securities transaction by the Fund without having disclosed his or her interest, if any, in such Securities or the issuer thereof, including without limitation (i) his or her direct or indirect beneficial ownership of any Securities of such issuer;
                                    (ii) any contemplated transaction by such person in such Securities; (iii) any position with such issuer or its affiliates; and (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other; provided, however, that in the event the interest of such Access Person in such Securities or issuer is not material to his or her personal net worth and any contemplated transaction by such person in such Securities cannot reasonably be expected to have a material adverse effect on any such transaction by the Fund or on the market for the Securities generally, such Access Person shall not be required to disclose his or her interest in the Securities or issuer thereof in connection with any such recommendation.



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                  (b)      Initial Public Offerings: Investment Personnel shall
                           not acquire any Securities in an initial public offering, in order to preclude any possibility of their profiting improperly from their positions on behalf of the Fund.

                  (c) Private Placements: Investment Personnel shall not acquire any Securities in a private placement without the prior approval of the Review Officer. In reviewing any such request, the Review Officer shall take into account, among other factors, whether the investment opportunity should be reserved for the Fund and its shareholders, and whether the opportunity is being offered to an individual by virtue of his or her position with the Fund. Investment Personnel who have been authorized to acquire Securities in a private placement should disclose such private placement investment if he or she plays a material role in the Fund's subsequent investment decision regarding the same issuer. In the foregoing circumstances, the Fund's decision to purchase Securities of the issuer shall be subject to an independent review by Investment Personnel with no personal interest in such issuer.

                  (d) Blackout Periods: Investment Personnel shall not execute a Securities transaction on a day during which the Fund has a pending "buy" or "sell" order in that same Security, nor shall Investment Personnel execute such Securities transaction until one trading day after the Fund's order is executed or withdrawn. In addition, no portfolio manager shall purchase or sell a Security within at least seven calendar days before and after the series of the Fund that he or she manages trades in that Security.

                  (e) Gifts: Investment Personnel shall not receive any gift or other thing of more than de minimis value ($100) from any person or entity that does business with or on behalf of the Fund.

                  (f) Service as a Director: Investment Personnel shall not serve on the boards of directors of publicly traded companies, absent prior authorization by the Review Officer based upon a determination that the board service would be consistent with the interests of the Fund and its shareholders. As a general matter, directorships in unaffiliated public companies or companies which may reasonably be expected to become public companies will not be authorized because of the potential for conflicts which may impede the Fund's freedom to act in the best interests of shareholders. Service with charitable organizations generally will be authorized, subject to considerations related to time required during working hours and use of proprietary information.

                  (g) Other Conflicts of Interest: Access Persons should also be aware that the areas other than Personal Securities Transactions or gifts and sensitive payments may involve conflicts of interest. The following should be regarded as examples of situations involving real or potential conflicts rather than a complete list of situations to avoid.

                           (1) "Inside Information" - The use of "inside information" applies to Personal Securities Transactions as well as to Fund transactions.

                           (2) "Use of Information" - Information acquired in connection with your position as an Access Person may not be used in any way which might be contrary to or in competition with the interest of shareholders.

                           (3) "Disclosure of Information" - Information regarding actual or contemplated investment decisions, research priorities, Fund interests or the composition of the Fund's portfolio, itself, is confidential (unless and until it is otherwise publicly disclosed) and its disclosure could harm the Fund. Such information should be treated confidentially and may not be used in any way for personal gain.

                  (h) Ban on Short-Term Trading Profits: Access Persons shall not profit from the purchase and sale, or sale and purchase, of Fund shares (in the same series of the Fund) within 60 calendar days. Investment Personnel shall not profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within 60 calendar days. Any profit realized on such short-term trades will be required to be disgorged.

         5.       Exempted Transactions.
                  ---------------------

                  The personal trading restrictions in Section 4(a), 4(d) and 4(h) and the preclearance requirements in Section 7(a) of this Code shall not apply to the following transactions:

                  (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or Control.

                  (b) Purchases or sales of Securities which are not eligible for purchase or sale by the Fund.

                  (c) Purchases or sales which are non-volitional on the part of either the Access Person or the Fund. Non-volitional transactions include gifts to you over which you have no control of the timing or transactions which result from corporate action applicable to all similar Security holders (such as splits, tender offers, mergers, stock dividends, etc.).

                  (d) Purchases which are part of an automatic dividend reinvestment plan.

                  (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

                  (f) Purchases or sales which receive the prior approval of the Review Officer as only remotely potentially harmful to the Fund because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the Securities to be purchased, sold or held by the Fund.

                  (g) The Review Officer may grant exemptions from the personal trading restrictions in this Code upon determining that the transaction for which an exemption is requested would not violate any policy embodied in this Code and that an exemption is appropriate to avoid an injustice to the Access Person in the particular factual situation presented. Factors to be considered may include the size and holding period of the Access Person's position in the Security, the market capitalization of the issuer, the liquidity of the Security, the reason for the Access Person's requested transaction, the amount and timing of client trading in the same or a related Security, and other relevant factors.

                           Any Access Person wishing an exemption should submit a written request to the Review Officer setting forth the pertinent facts and reasons why the Access Person believes that the exemption should be granted. However, exemptions are intended to be exceptions, and repetitive exemptive applications with respect to any one individual will not be well received.

         6.       Exempted Persons
                  ----------------

                  (a) Disinterested Trustees. A trustee of the Fund who is not an "interested person" of the Fund as defined in
                           Section 2(a)(19) of the 1940 Act will not be subject to the provisions of Sections 7 or 8 of this Code unless, at the time of a transaction, such trustee knew or, in the ordinary course of fulfilling his official duties as a trustee of the Fund should have known, that during the 15-day period immediately preceding the date of the transaction by the trustee the Security was purchased or sold by the Fund or was being considered for purchase or sale by the Fund.

                  (b) Employees of Adviser, Underwriter and Affiliates. An employee of the Fund's investment adviser, investment sub-adviser or underwriter, or any of their affiliates, will not be subject to the provisions of this Code of Ethics if he or she is subject to the code of ethics of such company which has been approved by the Board of Trustees of the Fund.

         7.       Compliance Procedures
                  ---------------------

                  (a) Preclearance: Except as otherwise provided in Sections 5 and 6 hereof and except for Personal Securities Transactions in shares of the Fund, all Access Persons are to "preclear" Personal Securities Transactions prior to execution through the Review Officer. This includes bonds, stocks (including closed-end funds), convertible Securities, preferred Securities, options on Securities, warrants, rights, etc. for domestic and foreign Securities whether publicly traded or privately placed. The Review Officer may require other persons to preclear Personal Securities Transactions as he or she may deem necessary and appropriate for compliance with this Code.

                  (b) Records of Securities Transactions: Except as otherwise provided in Section 6, all Access Persons are to direct their brokers to supply to the Review Officer, on a timely basis, duplicate copies of confirmations of all Personal Securities Transactions and copies of periodic statements for all Securities accounts.

                  (c) Post-Trade Monitoring: Except as otherwise provided in Section 6, the Review Officer shall review all Personal Securities Transactions by Access Persons to ensure that no conflict exists with Fund trades.

                  (d) Disclosure of Personal Holdings: Except as otherwise provided in Section 6, Access Persons are required to disclose all personal Securities holdings within ten days after commencement of employment and thereafter on an annual basis.

                  (e) Certification of Compliance With Code of Ethics: All Access Persons are required to certify annually that they have read and understand the Code and recognize that they are subject thereto. Further, Access Persons are required to certify annually that they have complied with the requirements of the Code and that they have disclosed or reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of the Code.

                  (f) Review by the Board of Trustees: Management will prepare a report to the Board of Trustees (1) quarterly that identifies any violations requiring significant remedial action during the past quarter; and (2) annually that describes any issues arising under the Code or related procedures since the last report to the Board of Trustees, and certifies that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

         8.       Reporting
                  ---------

                  (a) The Securities and Exchange Commission requires that a record of the reports of all Personal Securities Transactions required to be reported under this Code be kept available for inspection, and that these records be maintained on at least a quarterly basis. To comply with these rules, it is necessary to have every Access Person file a quarterly report within 10 calendar days after the end of each calendar quarter.(1) Quarterly Report forms will be distributed to all Access Persons on the last business day of each quarter. Completed forms should be sent to the Review Officer. The forms and transactions in all personal accounts will be reviewed each quarter on a confidential basis.

                  (b) The quarterly report must include the required information for all Personal Securities Transactions. Transactions exempted under Section 5 of this Code of Ethics must also be reported and the nature of the transaction clearly specified in the report.

                  (c) Quarterly reports must be filed by all Access Persons even if there were no reportable transactions during the quarter. (Write "none" and return with your signature.)

                  (d) The report required by this section shall contain the following information:

                           (i) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

                           (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                           (iii) The price at which the transaction was effected; and

                           (iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

                  (e) The report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

         9.       Sanctions
                  ---------

                  Upon receiving a report regarding a violation of this Code, the Board of Trustees of the Fund may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

         10.      Monitoring by Review Officer
                  ----------------------------

                  Adherence to the Code is considered a basic condition of employment with the Fund. The Review Officer will monitor compliance with the Code and review such violations of the Code as may occur and determine what action or sanctions are appropriate in the event of a


-----------------
(1) Access Persons who provide copies of confirmations and periodic statements pursuant to Section 8 hereof need only certify in such report that no other transactions were executed during the quarter.

violation. The Review Officer will report, periodically and upon request, to the Board of Trustees of the Fund.

                  We emphasize the importance of Access Persons obtaining prior clearance of all Personal Securities Transactions as required by the Code, filing the quarterly reports promptly and avoiding other situations which might involve even the appearance of a conflict of interest. Questions regarding interpretation of this policy or questions related to specific situations should be directed to the Review Officer.

         11.      Effective Date
                  --------------

                  This Code was adopted at a meeting of the Board of Trustees of the Fund. This Code shall become effective on December 17, 2003 remain in effect until amended or replaced by the Board of Trustees by subsequent action.

                                                                      Appendix I

                  The term "beneficial ownership" of securities would include not only ownership of securities held by an Access Person for his or her own benefit whether in bearer form or registered in his or her own name or otherwise, but also ownership of securities held for his or her benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including, potentially, trusts in which he or she has only a remainder interest), and securities held for his or her account by pledgees, securities owned by a partnership in which he or she is a member, and securities owned by any corporation which he or she should regard as a personal holding corporation. Correspondingly, this term would exclude securities held by an Access Person for the benefit of someone else.

                  Ordinarily, this term would not include securities held by executors or administrators in estates in which an Access Person is a legatee or beneficiary unless there is a specific legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

                  Securities held in the name of another should be considered as "beneficially" owned by an Access Person where such person enjoys "benefits substantially equivalent to ownership." The Securities and Exchange Commission has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, to meet expenses which such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

                  An Access Person also may be regarded as the beneficial owner of securities held in the name of another person if, by reason of any contract, understanding, relationship, agreement, or other arrangement, he or she obtains therefrom benefits substantially equivalent to those of ownership. Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as an Access Person may in itself indicate that the Access Person would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative. Thus, absent countervailing facts, it is expected that securities held by relatives who share the same home as an Access Person will be treated as being beneficially owned by the Access Person.

                  An Access Person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he or she does not obtain therefrom the aforementioned benefits of ownership, if he or she can vest or revest title in himself or herself at once or at some future time.

                  The Securities and Exchange Commission staff has said in "no-action" letters that, for purposes of Rule 17j-1 under the 1940 Act, the definition of "beneficial owner" is determined by reference to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the "Regulation"). The Regulation defines the term "beneficial owner" to include any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has, or shares in, a direct or indirect pecuniary interest in particular equity securities. The term pecuniary interest is defined by the Regulation to include any opportunity, directly or indirectly, to profit, or share in any profit, derived from a transaction in the subject securities.

                  The Regulation provides some guidance by defining an "indirect pecuniary interest" in a transaction to include a general partner's interest in portfolio securities held by a general or limited partnership, a person's interest in securities held by a trust, and an individual's right, even if currently unexercised, to acquire equity securities through the exercise or conversion of any derivative securities, such as warrants. While these interests are mentioned specifically in the Regulation, the "pecuniary interest" would, of course, also include other interests not specifically noted in the Regulation.

                  The Regulation also specifies certain interests that do not qualify as pecuniary interests in securities. Specifically, the Regulation states that a shareholder does not have a pecuniary interest in the securities held by a corporation or similar entity, provided he or she is not a control person of the entity and does not have, or share, investment control over the entity's portfolio. Furthermore, under the Regulation, a person does not have beneficial ownership, by virtue of his or her ownership of an investment company's shares, of the portfolio securities that are held by such investment company if it is registered under the 1940 Act.

                  Because the determination of "beneficial ownership" may entail a highly specific factual analysis, you may wish to seek guidance from the Review Officer of the Fund or from counsel to the Fund.